Exhibit 10.9
NON-COMPETITION AGREEMENT
     THIS NON-COMPETITION AGREEMENT (this “Agreement”) is effective as of this 16th day of May, 2006, by and between R.H. Donnelley Corporation, a Delaware corporation (“Buyer”), R.H. Donnelley Publishing & Advertising, Inc. (f/k/a Sprint Publishing & Advertising, Inc.), a Kansas corporation (“RHDPA”), CenDon, L.L.C., a Delaware limited liability company (“CenDon”), R.H. Donnelley Directory Company (f/k/a Centel Directory Company), a Delaware corporation (“RHDDC”) (RHDPA, CenDon and RHDDC are referred to collectively in this Agreement as “Publisher”), Embarq Corporation, a Delaware corporation (“Embarq Parent”) and Embarq Minnesota, Inc. (f/k/a Sprint Minnesota, Inc.), Embarq Florida, Inc. (f/k/a Sprint — Florida, Incorporated), Carolina Telephone & Telegraph Co., United Telephone — Southeast, Inc., United Telephone Company of the Carolinas, United Telephone Company of Southcentral Kansas, United Telephone Company of Eastern Kansas, United Telephone Company of Kansas, Embarq Missouri, Inc. (f/k/a Sprint Missouri, Inc.), United Telephone Company of Texas, Inc., United Telephone Company of the West, The United Telephone Company of Pennsylvania, United Telephone Company of New Jersey, Inc., United Telephone Company of the Northwest, United Telephone Company of Ohio, United Telephone Company of Indiana, Inc., Central Telephone Company, Central Telephone Company of Virginia and Central Telephone Company of Texas (collectively “Embarq LEC”). Buyer, Publisher, Embarq Parent and Embarq LEC are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”
RECITALS:
     A. On the date of this Agreement, Publisher and Embarq LEC are entering into a Directory Services License Agreement (the “Directory Services License Agreement”) in order to provide for the continued production, publication and distribution of the Embarq Directories by Publisher following the completion of the Spin-off; and
     B. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Directory Services License Agreement.
     C. Embarq Parent and Embarq LEC acknowledge that the agreements and covenants contained in this Agreement are essential to protect the benefits that Buyer expects to receive pursuant to the transactions contemplated by the Stock Purchase Agreement; and
     D. Embarq Parent and Embarq LEC acknowledge that the agreements and covenants contained in this Agreement were a material inducement to Buyer’s agreement to enter into the Stock Purchase Agreement and the other agreements contemplated by the Stock Purchase Agreement.
AGREEMENT
          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE 1
TERM AND TERMINATION
     Section 1.1 Term. Except as otherwise provided in this Agreement or the Directory Services License Agreement, this Agreement will become effective when and if the Effective Date occurs and will be coterminous with the Directory Services License Agreement, and Embarq Parent’s and Embarq LEC’s obligations will terminate immediately upon the termination or expiration of the Directory Services License Agreement, except as required by Section 9.1(c) of the Directory Services License Agreement; provided, however, that no termination or expiration of this Agreement will release Embarq Parent or Embarq LEC from liability for prior breaches of any provision of this Agreement; provided further that, if the Effective Date has not occurred prior to October 31, 2006, this Agreement will terminate and become void and of no force and effect as if it had never been entered into.
ARTICLE 2
NON-COMPETITION AND NON-SOLICITATION
     Section 2.1 Embarq Obligations.
     (a) Until the termination or expiration of the Directory Services License Agreement (or such other time as specified by Section 8.6 of the Directory Services License Agreement, if applicable), no Embarq Entity will directly or indirectly engage in, own, manage, operate, share any revenues of or have any profit or other equity interest in (except pursuant to the Directory Services License Agreement or by ownership of less than five (5) percent of the outstanding capital stock or equity interest of an entity whose securities are publicly traded), any business or entity engaged in:
     (i) the business of producing, publishing or distributing any physical media directory containing Subscriber Listing Information or Directional Information that is primarily distributed to or directed at Subscribers and businesses or organizations located or providing services within the Service Areas;
     (ii) the sale of any Local Advertising, subject to the provisions of Section 2.1(b) below; and
     (iii) advertising, promoting or using, or entering into an agreement with any third party to advertise, promote or use, an affiliation with the Service Area ILEC or Service Area ILEC brand in connection with any of the foregoing.
If an Embarq Entity acquires a party that is engaged in operations that cause such Embarq Entity to be in breach of this Section 2.1(a), the Embarq Entities will not be deemed to be in breach of this Section 2.1(a) if the acquiring Embarq Entity is in good faith attempting to divest or otherwise terminate the competing directories or other activities, except that such Embarq Entity must divest or otherwise terminate the production, publication and distribution of such competing directories or other activities within twelve (12) months of the closing of the acquisition by such Embarq Entity.
     (b) Notwithstanding any other provision of this Agreement or the Directory Services License Agreement (including Section 2.1(a) of this Agreement), no Embarq Entity will be prohibited from selling Local Advertising that is bundled with or otherwise comprises an integral part of the sale of a telecommunications product or service in any Service Area into or as part of a non-physical media directory if such Embarq Entity reasonably determines that it must sell such Local Advertising in order to remain competitive with regards to the sale of such telecommunications services or products in that particular Service Area, so long as such Embarq Entity complies with this Section 2.1(b).
     (i) In such circumstance, an Embarq Entity may only sell such Local Advertising through a third party if it complies with this Section 2.1(b)(i).
     (A) The Embarq Entity will submit a written proposal to Publisher outlining specific terms and conditions under which Publisher would act as the exclusive content provider and/or sales agent of the Embarq Entity for the sale of such Local Advertising, including compensation terms whereby Publisher would be entitled to receive and retain all revenues (or, if such Local Advertising is bundled with a telecommunications service or product, the fair market value thereof) from the sale of such Local Advertising.
     (B) The Embarq Entity will negotiate in good faith with Publisher for a period of thirty (30) days following the receipt by Publisher of such proposal to agree on terms and conditions under which Publisher would act as its exclusive content provider and/or sales agent for such Local Advertising. If no agreement has been reached by the end of the thirty (30)-day period, the Embarq Entity will submit a final written proposal to Publisher who will have five (5) business days to accept such proposal.
     (C) If the Embarq Entity and Publisher are unable to agree on terms for Publisher to act as content provider and/or sales agent by the end of the five business day period specified above or if Publisher is unable or unwilling to act as such content provider and/or sales agent, the Embarq Entity may engage a third party to act as content provider and/or sales agent for such Local Advertising but only on terms which in the aggregate are no more favorable to the third party than last offered in writing to Publisher. The term of any such third party agreement will not exceed three (3) years. In such event, no Embarq Entity will have any further obligation to Publisher with respect to the Local Advertising that was within the scope of the proposal, except that the Embarq Entity will repeat the process under this Section 2.1(b)(i) if it desires to continue to market such Local Advertising through a third party at the end of the term of the third party agreement.
     (ii) In those circumstances where an Embarq Entity is permitted to sell Local Advertising pursuant to Section 2.1(b) and sells such Local Advertising through its internal sales force (which will only be permitted where it is not commercially practicable to sell such Local Advertising using a third party sales agent), the applicable Embarq Entity will be required to pay to Publisher the Net Profits of the Embarq Entity from the sale of such Local Advertising (based on the fair market value of such Local Advertising). For purposes of this Section 2.1(b)(ii), “Net Profits” means (A) the amount (if any) separately billed by such Embarq Entity for the sale of such Local Advertising, (or, if greater, the fair market value of such Local Advertising) multiplied by (B) the profit margin typically recognized in the advertising industry for the sale of advertising similar to such Local Advertising (taking into account bad debt experience); provided that if no such standard is available, Net Profits will be determined based on an assumed profit margin of 25%.
     (iii) Nothing in this Section 2.1(b) shall give any Embarq Entity the right to sell Local Advertising in any physical or non-physical directory operated by Publisher.
     (c) For clarification purposes only, the Parties acknowledge that the noncompetition restrictions in this Article 2 are not intended to restrict any activities by non-Affiliates of Embarq Parent, such as (i) resellers or any other entities with which any Embarq Entity enters into similar contractual arrangements intended to expand such Embarq Entity’s customer base, or (ii) providers of content for delivery by any Embarq Entity network who are not agents of any Embarq Entity for purposes of selling Local Advertising; provided that if and to the extent that an Embarq Entity has the contractual or other right to prevent such activities, no Embarq Entity shall solicit, consent to or approve any activities of such non-Affiliates that would be in breach of this Article 2 if such activities were conducted by an Embarq Entity
     (d) Notwithstanding any other provision of this Agreement, upon any direct or indirect sale or transfer by Embarq Parent or Embarq LEC of all or any part of a Service Area(s) (whether by a sale of assets or capital stock or by merger, including any change of control of Embarq Parent) in accordance with Section 9.1 of the Directory Services License Agreement, neither the purchaser of such Service Area(s) nor any of its Affiliates nor any Embarq Entity will be deemed to be in violation of this Agreement as a result of any product or service and related activities by the purchaser and its Affiliates that exist as of the closing of such sale; provided that (i) Publisher continues to have for all purposes the exclusive right as set forth in the Directory Services License Agreement and the other Commercial Agreements to (A) produce, publish and distribute Embarq Directories on behalf of the ILEC in the affected Service Area(s) and (B) to use in the affected Service Area(s) the brand and/or marks under which the ILEC provides local telephone exchange service in the affected Service Area(s), and (ii) in the event the purchaser at any time changes the brand and/or marks under which the ILEC provides local telephone exchange service in the affected Service Area(s), any product or service and related activities that would otherwise violate this Agreement (a “Competing Directory”) may not continue to be branded with any trademark or tradename that had previously been used by the purchaser or its Affiliates in connection with its physical or non-physical directories or ILEC business. (For example, if a purchaser acquires Embarq Parent, the purchaser and its Affiliates could continue to distribute any Competing Directory for as long as the Embarq brand is retained for the ILEC in the Service Areas; if the purchaser causes the ILEC to change the ILEC brand from the Embarq brand to a different brand, purchaser and its Affiliates would be required to rebrand, shut down or dispose of any Competing Directory that previously operated under purchaser’s brand and the Publisher would have the exclusive right to use the new ILEC brand as contemplated by the Directory Services License Agreement and the Trademark License Agreement.) If a purchaser substitutes a different brand for the Licensed Marks pursuant to Section 9.1 of the Directory Services License Agreement, the purchaser will not be permitted to rebrand a Competing Directory with any of the Licensed Marks.
     (e) In the event a Service Area is sold or transferred pursuant to Section 9.1 of the Directory Services License Agreement, the Embarq Entities will remain bound by the obligations of Sections 2.1(a) and 2.1(b) of this Agreement with respect to the then applicable Geographic Coverage Areas relating to such sold or transferred Service Area.
     (f) The provisions of this Section 2.1 are subject to the terms of Articles 8 and 9 of the Directory Services License Agreement.
     Section 2.2 Non-Solicitation. During the two (2) year-period following the termination of this Agreement, no Embarq Entity will, directly or indirectly, through one or more of its Affiliates, on behalf of itself or any other person, recruit or otherwise solicit or induce any employee of Publisher, its Subsidiaries or any of their successors to terminate his or her employment relationship with Publisher, its Subsidiaries or any of their successors. During (a) the period between the Effective Date and January 3, 2008 and (b) the five (5) year-period following the termination of this Agreement, no Embarq Entity will, directly or indirectly, through one or more of its Affiliates, on behalf of itself or any other person, recruit or otherwise solicit or induce the chief executive officer, chief financial officer, president, chief operating officer, chief information officer, chief technology officer or general counsel of Publisher or any sales employee of Publisher who is director level or above to terminate his or her employment relationship with Publisher or its Subsidiaries. The foregoing will not, however, prohibit any Embarq Entity from publishing any general public solicitation of employment opportunities.
ARTICLE 3
MISCELLANEOUS
     Section 3.1 Assignment. Except as provided in Section 9.1 of the Directory Services License Agreement, no Party may assign all or any of its rights or obligations under the Agreement without the prior written consent of the other Parties, except that any Party may assign all of its rights and obligations under the Agreement (a) in connection with a sale of all or substantially all of its assets or by merger if the purchaser assumes in writing all of the assigning Party’s rights and obligations under this Agreement in a form reasonably acceptable to the other Party and (b) to (i) any of its Affiliates or (ii) any lender or any other party as collateral in connection with any financing; provided that no such assignment permitted by this clause (b) will relieve such Party of any of its obligations under this Agreement.
     Section 3.2 Notices. Any notice required or permitted under this Agreement will be in writing and will be hand-delivered, sent by confirmed facsimile or mailed by overnight express mail. Notice will be deemed to have been given when such notice is received. Addresses for notices are as follows:

If to an Embarq Entity:
Embarq Corporation
5454 W. 110th Street
Overland Park, Kansas 66211
Attention: Senior Vice President, Corporate Strategy & Development
Facsimile: 913-523-9625
With a copy to:
Embarq Corporation
5454 W. 110th Street
Overland Park, Kansas 66211
Attention: Legal — Corporate Secretary
Facsimile: 913-523-9825
If to Buyer or Publisher:
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Facsimile: 919-297-1518
Attention: General Counsel
or at such other address as any Party may provide to the others by written notice.
     Section 3.3 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties concerning the subject matter of this Agreement, and on the Effective Date will supersede any prior agreements, representations, statements, understandings, proposals, undertakings or negotiations, among the Parties, whether written or oral, with respect to the subject matter expressly set forth in this Agreement; provided that this Agreement does not supersede the Original Non-Competition Agreement.
     Section 3.4 Severability. If any term, condition or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity will not invalidate the entire Agreement, unless such construction would be unreasonable. This Agreement will be construed as if it did not contain the invalid or unenforceable provision or provisions, and the rights and obligations of each Party will be construed and enforced accordingly, except that in the event such invalid or unenforceable provision or provisions are essential elements of this Agreement and substantially impair the rights or obligations of a Party, the Parties will promptly negotiate in good faith a replacement provision or provisions.
     Section 3.5 No Third Party Beneficiaries. This Agreement is intended solely for the benefit of the Parties, and no third-party beneficiaries are created by this Agreement. This Agreement does not provide and should not be construed to provide third parties with any remedy, claim, liability, reimbursement, cause of action or other privilege.

     Section 3.6 Binding Effect. This Agreement will be binding on and inure to the benefit of the Parties, and their respective successors and permitted assigns.
     Section 3.7 Waivers. No waiver of any provision of this Agreement, and no consent to any default under this Agreement, will be effective unless the same is in writing and signed by an officer of the Party against whom such waiver or consent is claimed. In addition, no course of dealing or failure of a Party strictly to enforce any term, right or condition of this Agreement will be construed as a waiver of such term, right or condition. Waiver by a Party of any default by any other Party will not be deemed a waiver of any subsequent or other default.
     Section 3.8 Headings. The headings and numbering of sections and paragraphs in this Agreement are for convenience only and will not be construed to define or limit any of the terms in this Agreement or affect the meaning or interpretation of this Agreement.
     Section 3.9 Survival. Any liabilities or obligations of a Party for acts or omissions occurring prior to the cancellation or termination of this Agreement and any obligations of a Party under any other provisions of this Agreement which, by their terms, are contemplated to survive (or be performed after) termination of this Agreement (subject to any time limitations specified therein) will survive the cancellation or termination of this Agreement.
     Section 3.10 Modifications. No amendments, deletions, additions or other modifications to this Agreement will be binding unless evidenced in writing and signed by an officer of each of the respective parties hereto.
     Section 3.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement. This Agreement will become effective when one or more counterparts have been signed by each and delivered to the other Parties, it being understood that the Parties need not sign the same counterpart.
     Section 3.12 Remedies. The Parties agree that all disputes or controversies arising out of or relating to this Agreement shall be resolved using the procedures set forth in the Directory Services License Agreement, including Sections 17.1, 17.3, 17.4, 17.5 and 17.6, which are incorporated herein by this reference.
     Section 3.13 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES IS GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.
     Section 3.14 Embarq Obligations. Each individual entity comprising Embarq LEC under this Agreement will be severally responsible for the obligations of Embarq LEC under this Agreement with respect to the specific Service Areas operated by such entity. Subject to any novation that occurs pursuant to Section 9.1(b) of the Directory Services License Agreement, Embarq Parent will be jointly and severally responsible with each entity comprising Embarq LEC for the obligations of such entity under this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
BUYER:
R.H. DONNELLEY CORPORATION
By: /s/ Robert J. Bush
Name: Robert J. Bush
Title: Senior Vice President and General Counsel

PUBLISHER:

R.H. DONNELLEY PUBLISHING &
ADVERTISING, INC.
(f/k/a Sprint Publishing & Advertising, Inc.)	CENDON, L.L.C.

By: /s/ Robert J. Bush	By: /s/ Robert J. Bush

Name: Robert J. Bush	Name: Robert J. Bush

Title: Vice President	Title: Manager
R.H. DONNELLEY DIRECTORY
COMPANY,
(f/k/a Centel Directory Company)
By: /s/ Robert J. Bush
Name: Robert J. Bush
Title: Vice President
EMBARQ PARENT:
EMBARQ CORPORATION
By: /s/ Michael B. Fuller
Name: Michael B. Fuller
Title: Chief Operating Officer
[Non-Competition Agreement]

EMBARQ LEC:
EMBARQ MINNESOTA, INC.
EMBARQ FLORIDA, INC.
CAROLINA TELEPHONE & TELEGRAPH CO.
UNITED TELEPHONE — SOUTHEAST, INC.
UNITED TELEPHONE COMPANY OF THE CAROLINAS
UNITED TELEPHONE COMPANY OF SOUTHCENTRAL KANSAS
UNITED TELEPHONE COMPANY OF EASTERN KANSAS
UNITED TELEPHONE COMPANY OF KANSAS
EMBARQ MISSOURI, INC.
UNITED TELEPHONE COMPANY OF TEXAS, INC.
UNITED TELEPHONE COMPANY OF THE WEST
THE UNITED TELEPHONE COMPANY OF PENNSYLVANIA
UNITED TELEPHONE COMPANY OF NEW JERSEY, INC.
UNITED TELEPHONE COMPANY OF THE NORTHWEST
UNITED TELEPHONE COMPANY OF OHIO
UNITED TELEPHONE COMPANY OF INDIANA, INC.
CENTRAL TELEPHONE COMPANY
CENTRAL TELEPHONE COMPANY OF VIRGINIA
CENTRAL TELEPHONE COMPANY OF TEXAS
By: /s/ Michael B. Fuller
Name: Michael B. Fuller
Title: President
[Non-Competition Agreement]